SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

       Certification and Notice of Termination of Registration under
          Section 12(g) of the Securities Exchange Act of 1934 or
                  Suspension of Duty to File Reports Under
       Section 13 and 15(d) of the Securities Exchange Act of 1934.


                                   Commission File Number 1-11479
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                                E-Z-EM, INC.
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           (Exact name of registrant as specified in its charter)


                              717 Main Street
                             Westbury, NY 11590
                               (516) 333-8230
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            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


               Class B Common Stock, par value $.10 per share
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          (Title of each class of Securities covered by this Form)


                                    None
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            (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)       [  ]     Rule 12h-3(b)(1)(ii)       [  ]
           Rule 12g-4(a)(1)(ii)      [  ]     Rule 12h-3(b)(2)(i)        [  ]
           Rule 12g-4(a)(2)(i)       [  ]     Rule 12h-3(b)(2)(ii)       [  ]
           Rule 12g-4(a)(2)(ii)      [  ]     Rule 15d-6                 [  ]
           Rule 12h-3(b)(1)(i)       [x]

         Approximate number of holders of record as of the certification or
         notice date:    291
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         Pursuant to the requirements of the Securities Exchange Act of 1934, E-Z-EM, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


         Date:  October 22, 2002                By: /s/ Anthony A. Lombardo
                                                    -------------------------
                                                   Name:  Anthony A. Lombardo
                                                   Title: President and Chief
                                                            Executive Officer